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                                                                   Exhibit 10(a)

September 21, 2005

             AMENDMENT TO ALFRED H. RACINE III EMPLOYMENT AGREEMENT
                   WITH CATUITY INC. DATED SEPTEMBER 23, 2004

The Employment Agreement of Alfred H. Racine dated September 23, 2004 with Catuity Inc. ("Agreement") is hereby amended, effective September 7, 2005 as follows. All terms and conditions in the Employment Agreement that have not been amended as part of this Amendment shall remain in full force and effect.

Section 2. Term - The term of this agreement will be extended until Sept. 30, 2007.

Section 8. Base Salary Compensation - The Executive's salary shall be subject to a 5% increase on September 23, 2006.

Section 9. Other Benefits - Mr. Racine will be allowed to carry over his vacation time from year to year so long as is careful not to use this accumulated vacation in a manner that causes harm to the company. Additionally, the company will continue reimburse Mr. Racine for his individual medical policy. So long as the Executive presents the required documentation to the company and the reimbursable amount remains below the $1,000 monthly cap, the Company will pay the current premium amount. Finally, the company will put in place a key man life insurance policy on the Executive with $1MM of the face amount being payable to the estate of Mr. Racine in the event of his death. Mr. Racine will be allowed to pay an additional amount on the policy to increase the death benefit to his family.

Section 9 (b) Cash Bonus - A cash bonus of $30,000 will be paid in the first pay period following the date this Amendment is signed. The bonus is in recognition of the significant additional work undertaken by Mr. Racine in the past calendar year.

Section 10 (a) Stock Options & Restricted Stock Grant - Effective on the latter of September 23, 2005 or the date the Amendment is signed by Mr. Racine, and subject to shareholder approval, 50,000 options will be awarded that expire September 23, 2015 at a grant price equal to the average of the last 30 days trading price of Catuity common stock on Nasdaq as of the effective date. The 50,000 options will vest on the following schedule: 25% upon execution of this agreement, 25% upon the first anniversary of this agreement; and the remaining 50% upon the second anniversary of the date of the signing. The option grant will be memorialized using the current company stock option form.

In addition, on the latter of September 23, 2005 or the date the Amendment is signed, and subject to shareholder approval, 100,000 shares of restricted stock will be awarded to Mr. Racine. 33,334 restricted shares will vest when the 30 day average closing price on the NASDAQ exceeds $15.00. 33,333 restricted shares will vest when the 30 day average closing price on the NASDAQ exceeds $20.625. 33,333 restricted shares will vest when the 30 day average closing price on NASDAQ exceeds $26.25. In the event Mr. Racine voluntarily resigns or there is a "Termination for Cause" (as defined in the Nonqualified Stock Option Agreement signed between Mr. Racine and the Company on September 23, 2004) by the Company for cause, all unvested restricted shares will be forfeited. If shareholders do not approve the grant at the next shareholder meeting, then all of the restricted shares will be forfeited. However, the restricted shares will vest upon a change of control where executive loses his position as long as the consideration to Catuity shareholders is greater than $10.00 per share.

Additionally, Mr. Racine will be eligible for a 2006 bonus plan if the company achieves positive EBITDA including the effect of bonuses, he will receive a restricted share bonus equal to 50% of salary. If the company has at least nine months operating positive cash flow at the time of the award, Mr. Racine may elect to receive 1/2 of the bonus amount ($62,500) in cash and reduce the restricted shares proportionally. These shares will be granted based on the 30 day average closing price on NASDAQ for the last 30 trading days of 2006. The restrictions on these shares will lapse in one year.

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In the event Mr. Racine voluntarily resigns, retires, or his employment with
Catuity is terminated with the Company during the term of this Amendment, all vested options held as of the termination date will expire six (6) months following the date of termination. If Mr. Racine's employment terminates due to death or incapacity due to disability during the term of this Amendment his vested options will expire one (1) year from the date of termination. Any unvested options held as of the date of termination expire immediately without regard to the reason for termination. The foregoing restrictions on stock and options shall apply only to options and restricted stock granted under this amendment.

Section 13 Termination by Company - If Mr. Racine is terminated after a "Change of Control Transaction" (as defined in the Nonqualified Stock Option Agreement signed between Mr. Racine and the Company on September 23, 2004) where the consideration to Catuity shareholders for the change of control is greater than $10.00 per share he will receive severance in an amount equal to the greater of 12 months salary or the balance of this contract.


Signed: /s/ Clifford W. Chapman         Signed: /s/ Alfred H. (John) Racine
        ----------------------------            --------------------------------
Clifford W. Chapman                     Alfred H. (John) Racine
Chairman of the Compensation            President & CEO
Committee

Date Signed: 10/5/05                    Date Signed: 10/5/05